UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2014

PAID, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28720	73-147983
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Friberg Parkway Suite 4004 Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 861-6050

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 18, 2014, the Board of Directors of PAID, Inc. (the "Company") amended its 2012 Stock Option Plan to reserve an additional 11 million shares in the plan. On that same date, the Company granted options to purchase 2 million shares at $.054 per share to each of its three directors, including W. Austin Lewis, IV who also serves as President of the Company.

Item 8.01.	Other Events

On November 20, 2014, the Company entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with multiple investors (collectively, the "Investors") relating to the issuance and sale of the Company's common stock in a private placement. Effective November 20, 2014 (the "Closing Date"), the Company sold an aggregate of 10,500,000 shares of common stock (the "Shares") at $0.05 per share, for an aggregate purchase price of $525,000. The Company plans to use the net proceeds from the sale of the Shares for sales and marketing, research and development, and general corporate purposes. A copy of the form of Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Shares will be issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The Shares will be issued directly by the Company and do not involve a public offering or general solicitation. The Investors in the private placement are "Accredited Investors" as that term is defined in Rule 501 of Regulation D and are acquiring the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.01	Common Stock Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: November 20, 2014	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President and CFO

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EXHIBIT INDEX

Exhibit Number	Description

10.01	Common Stock Purchase Agreement.

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